Exhibit 14.01

ZENVIA Code of ethics and conduct. 1

Table of Contents

1. INTRODUCTION 4
2. FIND YOUR BALANCE, BE YOURSELF AND HAVE FUN 10
2.1. Diversity and inclusion 11
2.2. Conflict of interest 11
2.3. Volunteer work and/or other commercial activities 12
2.4. Internal marketing 13
2.5. Relations between employees, suppliers and customers 13
2.6. Harassment and abuse of power 14
2.7. Celebrations and get-togethers 14
2.8. Personal presentation 15
3. OPEN YOUR MIND AND LEAD YOUR DEVELOPMENT FEELING AS AN OWNER 16
3.1. Fair treatment, equality, development and professional development 17
3.2. Using the company's assets and property 17
3.3. Anti-corruption 17
3.4. Legal obligations 18
3.5. Privacy of personal information 19
3.6. Confidentiality of information 19
3.7. Integrity of information 19
3.8. Availability of information 20
3.9. Privileged information 20
4. KEEP IT SIMPLE AND CONSISTENT WITH AGILE COLLABORATION 21
4.1. Entrepreneurial attitude 22
4.2. Innovation and openness to new ideas 22
5. DELIVER SUPERIOR VALUE WITH AWESOME PRODUCTS AND CONSTANT INNOVATION 23
5.1. Defining objectives and goals 24
5.2. Intellectual property 24
5.3. Using social media 24
5.4. Corporate image preservation 25

2

6. DELIGHT WITH A UNIQUE USER EXPERIENCE....26
6.1. Customer relations.... 27
6.2. Channel relations.... 27
6.3. Relations with suppliers and service providers.... 27
6.4. Relations with competitors.... 28
6.5. Union relations.... 28
6.6. Relations with carriers.... 28
6.7. Relations with shareholders....28
6.8. Relationship with the community.... 29
6.9. Press relations.... 29
6.10. Relations with public entities.... 29
6.11. Sustainability....29
7. REPORTING CONCERNS AND ETHICS CHANNEL....30

3

“ by the goal simplifying the world “ At Zenvia, we are driven by the goal of simplifying the world through smart, personalized and contextualized communications, simplifying complex processes involving companies and customers. Based on our respect and transparency towards people, this document translates our values and principles, made evident in procedures and actions that guide and orient our daily professional activities. This Code of Ethics and Conduct most certainly does not address every scenario we face, but aims at guiding and providing support when trying to answer questions on how to proceed, so that we may implement our way of doing things. We know that making this dream come true is something really gratifying, but it is also challenging. Implementing our way of being and doing things, as well as our values and behaviors, thus making an impact on all stakeholders is a mission that drives us on a daily basis. With this initiative, we strengthen our culture on which our business and people management processes are based, specifying what is expected from each one of us. We believe that our ethical conduct - summarized herein - will contribute to the support and growth of our company, establishing compatible behaviors aimed at guaranteeing and consolidating Zenvia’s brand and reputation. Ensuring compliance with good practices and attitudes in our relations with all audiences is essential to the continuity of our business purpose and strategy. Hence, we put into this Code of Ethics and Conduct our way of doing things as well as encouraged and unauthorized practices in our relations with our customers, partners, shareholders, government authorities, society and other stakeholders. Cassio Bobsin, CEO 4 Introduction We are driven of Section 1

Main Serve as a practical guide for professional conducts and behaviors; goals of Strengthen our corporate culture, specifying and defining what is expected of each party; this code Translate Zenvia’s values, making all guidelines for our actions clear and transparent, aiming at ensuring a healthy work environment, with transparent relationships among colleagues, customers, suppliers, partners, shareholders, government authorities, society and other stakeholders; Contribute to the development of an outstanding work environment, with all professionals showing a high level of trust and engagement, regardless of their position or area. We believe in a balanced and healthy life, without any hindrances, without ever leaving aside the fun and freedom to be ourselves. THE With owner sense and an open mind towards the opportunities that surround us, we lead our own development instead of waiting for it to happen. WAY THERE IS NOTHING IMPOSSIBLE FOR PEOPLE WHO DREAM. We collaborate with each other in the pursuit of simplicity with consistency, which wins over markets and makes us stand proud. For us, time never stops. We innovate constantly in order to deliver higher value through outstanding products. Because when we achieve customers with unique experiences, we are able to charm them and take a step forward on the path toward our objectives and goals. With our values present in everyday life, we will simplify the world through intelligent conversations. 5

WHY Purpose: Sim plify the world Communication platform that enables companies to simplify customer experiences. HOW WHAT Our Values We believe that gathering people around a single purpose and multiplying knowledge, unique contributions and learning experiences generate outstanding results and exponential growth. Thus it is only right that we represent this essence - our values - like a mathematical equation, which takes into account three main pillars: employees, ZENVIA and our CUSTOMERS. Since we are talking about multiplying (instead of adding) the final result of this equation will be zero if one of these elements is zero. This means that it is important to find balance and constantly evolve and develop our five values so that our collective outcome results in “growing in a sustainable way and going beyond”. EMPLOYEE CUSTOMER X X SUSTAINABLE WAY AND GOING BEYOND GENERATING VALUE 6 GROWING IN A XX

Leadership Skills Our leaders must be an example in terms of running and managing our business and personnel so that we may achieve our Purpose and Strategy. In this case, there are two skills that clearly translate what we expect from our managers, who must also be an example of how to act in accordance with Zenvia’s values. People Management 7 Business Management It encompasses the company’s strategy and it reverberates throughout the areas where it is operated, generating a systemic view and promoting alignment with all business goals. It provides a view of inside and outside scenarios, observing trends, opportunities and threats that may impact the business, stimulating and directing efforts aimed at maximizing results. It takes a position and generates consistent decision-making, articulating expectations and impacts both internally and externally, based on the qualitative and quantitative analysis of multidisciplinary facts and data, taking responsibility and acting as a business owner. It is the main pillar of the company’s values and strategy, acting as an agent of change, leading and inspiring through example, in addition to engaging and mobilizing people around the company’s purpose. It attracts, manages and develops high-performance teams, placing people in the right places and preparing them so that they may achieve outstanding results for the business. It strongly influences the development of the company’s future through people, generating incentives and an environment where teams can act as protagonists in order to overcome challenges.

Getting to know the Code of Ethics and Conduct What is the purpose of a Code of Ethics and Conduct? Making all of Zenvia’s basic guidelines clear and transparent, this being the main instrument that guides our actions and procedures. To whom this code applies? This Code of Ethics and Conduct is applicable to all Zenvia administrators, managers, employees, third parties, suppliers, customers and partners. When dealing with the company’s customers and suppliers, these parties must be made aware of the regulations found on the Code and act in due accordance with its guidelines. This instrument shall be included as an attachment to agreements celebrated with service partners, and the services provided by these partners shall be discontinued in the event of any actions contrary to the specifications found in this code. Examples: 1. Breach of confidentiality or inappropriate use of the company’s information; 2. Offering free gifts, presents or any monetary advantages deemed incompatible with this code. What is ethics? It is a set of principles to which we must abide and observe in order to live well in society or the groups to which we belong, such as the company we work for. What is a Corporate Code of Ethics and Conduct? It is a set of principles specified by a company with guidelines to be followed by all of us. How important is this Code for employees and the company? Through this Code you will understand what we do and what we do not tolerate in terms of conducts and behaviors expressed by employees as well as by the company. Thus, If there is any questions on how to proceed in a given situation, all you have to do is refer to the Code of Ethics and Conduct and talk to your immediate manager or to the Human Resources area. What is the role of Zenvia leaders? Leaders must be an example and promote the enforcement of this code, providing orientations to the employees on their teams with regard to the guidelines found herein, treasuring and stimulating compliance with Zenvia’s values. 8

Cases of non-compliance with the Code of Ethics and Conduct All employees must know and act in accordance with the company’s values and ethical principles described herein, complying with its standards, rules, policies and guidelines. Everyone is expected to be proactive, reporting any difficulties regarding its compliance and contributing to its improvement. This information must be notified to the Ethics Channel, People Management Area, immediate manager, Ethics and Conduct Committee or Zenvia directors. In order to ascertain Human Resources conduct is ethical or not, we suggest that you make sure that such conduct is in accordance with: Current legislation; This Code and internal policies; If the answer to any of these questions is “no”, it is very likely that this conduct is inappropriate and not tolerated by Zenvia. Corporate values. Should there be any remaining questions regarding this conduct, we suggest you think about it based on the questions below: Would this conduct allow me to feel at peace with what I have done? Would other people see this conduct as correct? Would you publish this information on social media? 9 Important: If you have questions you have questions at any given time, talk to your immediate manager, the Human Resources area or submit your question to the Ethics Channel.

balance, have fun Our behaviors Understand and respect individual differences, without judgment, learning from them. Mobilize and encourage a relaxed and fun environment, where people feel free to be themselves and contribute in their own way, with responsibility and common sense. Seek a constant balance between personal and professional life, taking responsibility with regard to the commitments undertaken. Take a position and align expectations, respecting individual limits and values. Celebrate the company’s achievements and understand that we are a single team. 10 Find your be yourself and Section 2

Diversity and inclusion To Zenvia, including diversity in the workplace means to respect, listen and genuinely take into account numerous ways of being, thinking and acting. We do not tolerate any kind of prejudice, our basic premise being a respectful interaction among people, regardless of gender, race, nationality, ethnic, social or indigenous origin, age, or sexual orientation. We must all understand and respect everyone’s differences and uniqueness, without any judgment, aiming at learning from this. We believe that our attitude - that is, to include diversity in the workplace in an open-minded and inspiring way - enables creativity and innovation, which may be directed towards value generation for our business, employees, customers, suppliers and shareholders, in addition to stimulate an environment where everyone can be who they are. Conflict of interest All employees must avoid conflicts of interest involving their economic activities - both on a personal and family level - and the job they carry out at Zenvia so that these activities do not interfere with their ability to make impartial decisions or compromise their responsibilities. Examples that illustrate some potential scenarios of conflict of interest: Employees using their position or information acquired inside the company in outside activities, in dissonance with Zenvia’s interests; It is strictly forbidden to hand out gifts or presents in cash or other similar forms; additionally, cases that may be perceived or interpreted as attempted bribing or as an intention to improperly exert influence must be avoided; An opportunity for personal gain that involves any connection or association with Zenvia; 11 2.2 2.1

Financial or material advantages that may characterize an inappropriate relationship, financial losses or reputation damages for Zenvia. In order to avoid practices that may result in individual benefits or inappropriate advantages, employees must immediately report any situation that may be deemed a conflict of interest to the channels mentioned in this Code, asking for orientations; Receiving gifts and presents of no commercial value, usually of a promotional nature and bearing the brand of our suppliers, customers or partners, is deemed appropriate. This definition includes office supplies (such as pens, notebooks, calendars etc.), flowers and edible products (food baskets, a box of chocolate and beverages). Please pay close attention to how frequently you receive gifts from a given supplier so that this may not be characterized as a conflict of interest. Any present, gift, tickets/admissions to entertainment options or any other benefit of any given nature offered or received by Zenvia employees must not impact their ethical stance in the relationship they have with customers, suppliers and other partners, nor violate the principles found in this Code and current legislation; Volunteer work and/or other commercial activities The volunteer work carried out by our employees in connection with social projects, community action, events at universities and meet-ups, among others, are seen by Zenvia in a positive light. In these cases, we stress that employees are fully responsible for these activities. Thus, employees are not authorized to present themselves as representatives of the company or ask for support on its behalf without prior alignment with the Marketing and People Management areas. With regard to other commercial activities, Zenvia has no objection to employees carrying out other occupational activities (such as consulting, teaching activities etc.), Human Resources that they comply with their responsibilities as provided for in their employment agreements and do not come into conflict with the company’s interests. 12 2.3 Attention: If employees have any questions about whether to offer or accept any sort of gift or present, they may contact their direct manager or the Ethics Channel.

Internal marketing It is permitted to market products and carry out services (unrelated to Zenvia’s business activities) within the company’s facilities, aiming at promoting the well-being and quality of life to our employees, provided that the product or service is legal and previously authorized by the immediate manager. Relations between employees, suppliers and customers The relationships maintained by employees must, in all levels, be guided by transparency and respect. We shall not tolerate any conduct that may be characterized as harassment and/or duress of any kind. However, intimate relationships and/ or family relationships involving direct or indirect managers (higher in the hierarchy) and subordinates or employees on the same team are not permitted - in these cases, internal changes may occur to avoid discomfort or advantages in comparison with other employees. Intimate relationships or family relationships1 involving employees and suppliers, customers or colleagues in the same area are permitted provided that these do not interfere with labor relationships and are previously approved by the immediate manager. If this relationship involves a director, approval must be granted by the CAD (Administration Board). Employees are responsible for reporting these cases, regardless of whether these relationships are new or already existing, to the Human Resources area for assessment and referral. 1. Relatives up to the fourth level of kinship: spouse, child, sibling, grandparent, cousin, son/daughter-in-law, nephew/niece, great-nephew/niece, father/mother-in-law and a great-grandchild. 13 2.5 2.4

Harassment and abuse of power Employees shall not engage or suffer harassment of any given nature (sexual, economic, moral etc.), nor be involved in situations that may be characterized as disrespectful, intimidating or threatening. mental/physical condition. Even without the intention of offending, demonstrations of this kind result in inappropriate situations, which can generate a hostile work environment. Harassment is characterized when someone makes use of a perceived advantage in order to humiliate, disrespect or embarrass someone else. Moral harassment occurs when someone is exposed to humiliating or embarrassing situations. Sexual harassment consists of an insinuation, intimidation or the use of a perceived advantage of a sexual nature. By interacting with their colleagues, employees must refrain from making jokes, demeaning comments or impose nicknames making any reference to a person’s ethnicity, gender, race, ethnic, skin color, age, sexual orientation, religious belief, marital status, social or indigenous origin, place of origin or Celebrations and get-togethers Thus, the consumption of alcoholic beverages within the company’s facilities is allowed only on special occasions, provided that this does not interfere with professional activities - preferably after working hours. Excesses in this regard shall be addressed on a case-by-case basis, and all applicable disciplinary measures shall be taken. We encourage the celebration of small-, medium-and large-scale achievements. We believe we are one single team, and that it is essential to praise each step forward we take towards our purpose. At Zenvia we have a flexible environment, in which employees may fully enjoy the facilities available. We believe that everyone will make use of such resources in a conscious and responsible way. The execution of professional activities while inebriated is not permitted. Moreover, the use and possession of drugs - whether legal or not - is prohibited, as is being in the workplace under their influence, since this may affect the safety and performance of employees and their colleagues as well. In the case of internal celebration and get-togethers, we value respect and responsibility with regard to our resources, brand and positioning whenever people are at our facilities or when they are on social media. 14 2.7 2.6

Personal presentation We encourage and value a relaxed work environment where all employees are free to express themselves. We do not have a dress code, and we even encourage employees to express their own style and dress however they like. We only recommend that employees working closely with customers make adjustments to their dress code when having a meeting with or visiting the customer in question, according to the customer’s culture and work environment, in order to show respect and adjust to what is expected from people at that location. 15 2.8 and lead Our behaviors Identify with the company, are passionate about what they do and mobilize for Zenvia’s purpose. Be responsible for your growth, constantly seek to learn and also help with everyone’s development. Give and receive feedback as a form of development. Be open, instigate and try new things, without preconceptions, learning and evolve from your mistakes and successes. Understand the business, the company as a whole and how areas depend on one another. Question the status quo with freedom, placing the interests of the company above individual ones. Act with a sense of ownership, taking all necessary actions (difficult or not) in the best interest of the business, without violating ethical conduct and legal rules. 16 Open your mind your development feeling as an owner Section 3

Fair treatment, equality, development and professional development Decisions regarding people management (such as hiring, merit, promotion, remuneration, lay-off and transfer) shall be made based on professional criteria specified in our current management policies2. enabling conditions so that their teams may evolve . We value people who develop other people. Each employee must pursue their own professional development and growth, as well as contribute to other people’s professional development. Zenvia stimulates employees to fully develop and reach their maximum potential. Managers must be an example and a source of learning and inspiration, Talk to your manager so that they may provide support to your development, share your professional aspirations and outline your individual development plan. Using the company’s assets and property forbidden to use and access of a racist and pornographic nature, or any other kind of content that violates and/or goes against good practices, legislation, internal policies and this Code. We must care for the company’s assets and properties as if these belonged to us. Practices that must be carried out to achieve this end include using our work tools with care and fight against any kind of waste. Zenvia’s assets are destined for professional use. Technology equipment must be used in a professional and responsible way, in compliance with internal policies. It is strictly Furthermore, all the equipment provided to employees for a specific need or as a work tool must be returned in good conditions if the employment agreement be terminated. Anti-corruption Our employees are expected to have the highest level of integrity with regard to all of their business activities and relationships. The company repudiates any practices committed by its administrators, employees or third parties that are associated with actions aimed at favoring people that may be characterized as corruption or bribery; thus, everyone must make sure that situations of this kind are not committed or accepted. 2. You can find on our Intranet internal policies for: Positions, Careers and Remuneration; Recruitment and Selection. 17 3.3 3.2 3.1

Employees, partners and suppliers are prohibited from accepting, offering or providing - either directly or indirectly - favors, money, presents and hospitalities to Public Servants or third parties associated with a public servant in order to obtain advantages, influence or reward decisions made for their own benefit own or the benefit of the company. In order to comply with this provision, in addition to legal ones, they must abide by the following definitions of bribery and corruption: Corruption: It refers to a state or situation resulting from making available, requesting, authorizing, offering or receiving a bribe. Any form of corruption, bribery, and fraud is strictly forbidden and must be reported to the immediate manager, the Ethics Channel, Human Resources, directors or the Ethics Committee. If you have any questions regarding the possibility of offering or accepting any kind of gift or present as part of a relationship with public authorities, contact your manager or the Ethics Channel. Bribery: It is defined as the intentional offer, suggestion, payment or authorization of payment to someone for personal gain, with the intention to motivate someone to actively or passively deviate from professional duties or to ensure the performance of given activity. Legal obligations Zenvia fully complies with all laws, rules and regulations that may be applicable to its business activities, these being reflected on its internal policies. All employees must be familiar with the laws and regulations that may be applicable to the professional activities they carry out, including internal policies and guidelines, as well as act in accordance with them. All employees have the obligation to report any practice that they know or suspect that could compromise the accuracy of accounting records. Actions carried out by regulatory, inspection, police and legal/court authorities shall be facilitated, and all company information shall be made available whenever requested, in strict compliance with the law. Companies are responsible for recording all accounting and financial transactions in their reports and balance sheets in an accurate, consistent, precise, truthful and comprehensive way, with a high level of detail and contextualization in order to ensure the transparent nature that must be inherent to the situation addressed herein. In some cases, legal obligations may not be clear and questions may arise. In these situations, as well as in cases of suspected non-compliance, employees must seek advice from their Immediate Manager, the Legal area or the Ethics Channel. 18 3.4

Privacy of personal information Information Safety area in order to prevent information leaks and misuse. Employees may have access to personal information from customers or other employees, depending on their position within Zenvia, such as their names, ID card numbers, CPF (taxpayer ID) numbers, bank accounts, email addresses and IP addresses, among other information. Therefore, in accordance with the requirements specified in data privacy laws LGPD (General Data Protection Act) and GDPR (General Data Protection Regulation), employees must follow every personal data protection guideline provided by the Violations of these requirements found in data privacy laws may result in administrative penalties imposed by the ANPD (National Data Protection Agency), which may range from warnings and fines to the closing of Zenvia activities. Confidentiality of information This information may not be disclosed, communicated, released or removed from the company without Board approval. Due to their position or the work activities carried out, employees may have access to confidential information on the company’s business strategy, products/services, customers, suppliers and competitors. Therefore, employees must strictly comply with the Information Safety Policies. Information pertaining to employees or partners that have been generated or acquired internally or during the course of business relationships, may not be provided to third parties, apart from exceptions defined by the law. Integrity of information Employees are responsible for ensuring the integrity of the information on Zenvia and customers. They must protect such information from inappropriate changes by making correct use of all technology resources, in accordance with the orientations provided for in internal information safety policies and training sessions on the topic. We must be extremely careful when sharing information both internally and externally, and we must contact out immediate manager should there be any questions on whether the information in question may be shared or not. Sensitive information Zenvia cannot be stored on personal technology devices such as laptop computers, smartphones, flash drives or other devices in order to minimize the risk of leaks, loss or theft of this information. 19 3.7 3.6 3.5

Availability of information Employees must make use of all technology resources in an appropriate way in order to prevent the interruption of Zenvia’s activities. Any changes or maintenance works to which the equipment may be submitted can only be carried out by Zenvia’s Corporate Infrastructure area. Internet access through personal devices (such as smartphones) using Zenvia’s network can only occur through a connection with the “Zenvia Visitors” network. Privileged Information Privileged information is defined as information that is not known by the public in general and that may influence someone’s decision to invest in the company or not. Several kinds of privileged information are specified in the company’s Information Disclosure Policy3. Thus, any information of this kind must remain confidential, the following not being allowed: Use such information to make a decision to invest in the company or in its partners with stock traded in the Stock Market for your own benefit or for the benefit of third parties; Everyone who has - in any given way - contact with Privileged Information must maintain the highest level of confidentiality when handling such information. Take advantage of business opportunities or prospects that have been identified by the company; The use of Privileged Information to obtain - for yourself or for others - any kind of advantage, including when negotiating the company’s securities (shares or any other securities traded in the stock market), is strictly prohibited by law. This kind of conduct results in very severe penalties, imposed by authorities regulating the capital market. Disclose any kind of information that may interfere with the market value of the company’s shares. 3. Please refer to the policy found on our Intranet. 20 3.9 3.8 consistent with Our Behaviors Make bold decisions based on facts and data, considering the impact on the company as a whole. Communicate clearly and objectively, creating alignment and context for people. Seek simplicity and agility, privileging human interaction as a way to solve problems and build together. Be resilient, understand change and act quickly. Search for the simplest solutions to solve complex problems, with a systemic vision, delivering value in short cycles and evolving quickly. 21 Keep it simple and agile collaboration Section 4

Entrepreneurial attitude All employees are expected to act in an entrepreneurial way when carrying out their daily work activities and act with owner sense within their area of operation and level of responsibility. We value employees who are always seeking new opportunities, focusing on adding value and on the sustainability of our business. Innovation and openness to new ideas Zenvia is committed to a continuous search for innovation. For us, it is crucial that people have the courage to propose, seek and receive new ideas, identifying unconventional improvement opportunities and transforming them into practical actions to be applied in their daily activities. Within this context, all company employees are encouraged to constantly seek new ideas and ways of doing things. 22 4.2 4.1 value with Our behaviors Seek and foster new ideas and ways of doing things. Know the market, listen to the customer and know your consumers, aiming to add value in everything you do. Understand your role and contribution, working to make the product incredible for everyone. Constantly seek sustainable short, medium and long term results. Be attentive to trends, new technologies and methodologies that can generate innovation and add value, evaluating and proposing its adoption at Zenvia. 23 Deliver superior awesome products and constant innovation Section 5

Defining objectives and goals Managers have a very important role in guiding and defining individual goals for their employees, as well as monitoring their teams. They must assess their teams in a fair and honest way, giving transparent feedback on their results, encouraging them and always pursuing the development, growth and optimal performance of their teams. Every employee must understand their role and what the company expects from their performance. In addition to carrying out excellence-imbued deliveries and pursuing optimal performance on a continuous basis, we must also think about new ways to leverage Zenvia’s continuous improvement and sustainability. Objectives and goals are agreed upon with the immediate manager, and these must be in alignment with their position and the company’s strategy. Intellectual property The results of the work associated with intellectual property assets4 that have been, either directly or indirectly, created by Zenvia employees while carrying out their activities within the organization are exclusively owned by Zenvia. Employees are responsible for treating confidentially any information about intellectual property that they may have access to as a result of their work, using it carefully. It is not permitted to disclose this information without Board authorization. Using social media Zenvia allows employees to make use of social media, provided that they do not violate the regulations found in the Code of Ethics and Conduct and in the Information Safety Policy. Employees are expected to have common sense and even balance, refraining from using Zenvia’s technological resources in a massive and excessive way for personal purposes. We promote a casual environment, with freedom and responsibility. 4. Intellectual property includes the following: generation of new ideas, improvements made to processes, projects, know-how, methodologies or any other activities of an intellectual nature that have been developed by the company’s employees or a result of an agreement celebrated by the company. 24 5.3 5.2 5.1

Corporate image preservation The image portrayed by Zenvia in the market is extremely important to the company’s success in the segments in which it operates. Thus, every employee is a Zenvia representative both inside and outside the company, and as such they must take care of its image and reputation when dealing with audiences in order to protect the company’s image. Requests for information on the company made by the media to any employees must be forwarded to the Marketing area, and any interviews or announcements made on the company’s behalf without prior authorization or orientation is forbidden. Additionally, any internal information must be previously approved and authorized by the area responsible for such information before it is shared externally, such as in academic papers, lectures, events etc. Actions in violation of the ethical principles found in this Code may be subject to company scrutiny. 25 5.4 experience Our behaviors Prioritize the user’s perspective (internal client, external client and consumer), make decisions focused on their enchantment. Act with excellence during the customer journey within Zenvia. Treat the client with empathy. Establish connections, aim to meet their needs and strengthen relation. Be responsible for solving problems. Never acting like: “this is not my business”. Proactively act, anticipate the delivery of solutions (products or not) that meet the expectations of clients and consumers, in a sustainable manner. 26 Delight with a unique user Section 6

Customer relations Company-customer relations are primarily established via Commercial, Customer Service and Operations teams as well as our partners/ Channels, aiming at providing customers with services that comply with the quality standards defined by Zenvia. Our main goal is to charm users with a unique experience. Channel relations We value transparency and partnership in all of our relationships. These partners are selected on the basis of objective assessments of their ethical stance - that is - their alignment with our values, ability to provide services with quality and productivity, as well as their sustainable financial health. Relations with suppliers and service providers We see our suppliers as strategic partners, and we seek to build and maintain an ethical relationship, with mutual respect and directed towards the pursuit of solutions that generate mutual gains. The acquisition of goods and services, as well as the selection of suppliers, are carried out based on objective assessments in terms of quality, prices, ethical stands, supply capacity, appropriate provision of services and alignment with Zenvia’s values, objectives and needs, without any kind of prejudice or favor. It is forbidden to receive any kind of “incentive” offered by third parties, with the exception of commemorative gifts, in alignment with the principles described in this code or when previously approved by the immediate manager. Any service and/or supply agreement celebrated with companies that have one of our employees - or their spouses or relatives up to the fourth level of kinship - as a partner must be approved by the CEO. When an agreement involves Related Parties, additional precaution must be taken, such precaution consisting of previous approval by the Administration Board. What are Related Parties? 27 • Zenvia directors and their relatives up to the fourth level of kinship, or companies in which they have a majority stake; • Zenvia’s shareholders or companies in which these shareholders have a majority stake; • Also, with regard to Zenvia’s shareholders that are legal entities, major partners of these legal entities shall also be deemed related parties. 6.3 6.2 6.1

Relations with competitors Zenvia operates in markets under conditions of free competition, respecting its partners and competitors. We meet and comply with all laws and regulations, aiming at promoting healthy and fair competition. Thanks to this, we carry out our business activities in accordance with antitrust and fair competition laws. Union relations Zenvia recognizes the legally-established union and respects their employees’ freedom to make a decision about joining the union as well as the collective agreement. The company complies with the statutes, codes of ethics and principles of the class entities of which it is a formal member. Relations with carriers Relationships with phone carriers are exclusively restricted to employees whose duties and responsibilities are associated with this specific activity. Phone carriers are strategic partners that are important for our business, and the relationships established with these companies must be guided by respect, transparency, ethics and lawfulness, as is the case with our other partners. Relations with shareholders Concerning our relationship with shareholders and investors, it is our duty to faithfully observe the laws that may be applicable to Zenvia’s business, as well as the guidelines found in our Internal Policies and in our Bylaws. Zenvia is committed to the continuity of the business and to value generation for our shareholders and all other stakeholders. Our relationship with shareholders and investors must be based on accurate, transparent and relevant communication, with reliable information that allows them to monitor the company’s activities and performance. Due to their proximity to Zenvia’s internal information, employees that purchase company’s shares must refrain from carrying out any operations or transactions in case they are in possession of privileged information, especially in the case of financial information disclosed from time to time (see item 3.9). When trading shares, people in possession of privileged information must observe and comply with the Company’s Securities Trading Policy5. 5. Please refer to the policy found on our Intranet. 28 6.7 6.6 6.5 6.4

Relationship with the community thinking about how our solutions and products may contribute to growth and development of the ecosystem in which we operate. Zenvia supports important causes of the communities in which it operates, respecting their recognized cultural, religious and political aspects. Whenever possible we must stimulate and encourage communities, Press relations Whenever requested to provide information or give interviews to entities or the press (newspapers, radio stations, TV stations, websites, blogs and other media) in connection with Zenvia, their activities in the company or their public image associated with the organization, employees must forward these requests to the Marketing area. The area will assess the appropriateness, interests, suitability or indication of the person to be interviewed. Relations with public entities We treat public entities - at any given level and whether they are a supplier or customer - with impartiality and transparency, in accordance with current legislation. Sustainability We operate in a socially-responsible way, respecting all the audiences with which we have a relationship: customers, employees, suppliers and communities. Our purpose, values and behaviors are basic premises for carrying out serious work that contributes to sustainable development. We also stress the company’s commitment to sustainable development, aiming at simultaneously promoting economic growth, environmental preservation and social justice. 29 6.11 6.10 6.9 6.8

It is important that Zenvia recognize any questions and possible violations in connection with this Code so that it may provide orientations and prevent/correct deviations. This is the reason why employees must handle their concerns internally, solving questions and notifying the company about any acts in non-compliance with this Code. Usually, your manager is your best ally to assist you when it comes to ethical concerns. That is why you must talk to them at first. However, this is not the only alternative. You should also consider talking to someone above your manager. For questions associated with our work environment, you can talk to the Human Resources area. Every complaint submitted shall be appropriately investigated by Zenvia so that all associated elements may be clarified, the necessary control, mitigation or correction measures being applied for any non-conformities. Employees that fail to comply with this Code shall be held liable for their actions according to the degree of the violation, which may result in a disciplinary measure, warning, suspension and even employment termination. The Ethics Channel is a confidential tool, and is available 24 hours a day throughout the year. Contact can be made anonymously and all measures shall be taken in order to ensure the confidentiality of the information provided. It is important to stress that the company shall not tolerate any kind of retaliation and shall seek to prevent this type of conduct in every possible way. 30 Reporting concerns and Ethics Channel Section 7

Reporting Channel: 31 Zenvia’s Reporting Channel is available for all employees and for third parties as well. It may be reached by calling the following phone number: 0800 602 6911 https://contatoseguro.com.br/zenvia

II 1a zenv1• a.com